As filed with the Securities and Exchange Commission on February 14, 2024

Registration No. 333-260158
Registration No. 333-270382

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260158
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270382

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THESEUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-0712806
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

314 Main Street
Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, including Zip Code)

Theseus Pharmaceuticals, Inc. 2021 Equity Incentive Plan
Theseus Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan
Theseus Pharmaceuticals, Inc. 2018 Stock Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
Theseus Pharmaceuticals, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Robert W. Phillips
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Robert Puopolo, Esq.
Blake Liggio, Esq.
Marishka DeToy, Esq.
Goodwin Procter LLP
100 Northern Ave
Boston, MA 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Theseus Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-260158) pertaining to the registration of (i) 4,395,000 Shares issuable under the Theseus Pharmaceuticals, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 400,000 Shares issuable under the Theseus Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 4,699,003 Shares issuable under the Theseus Pharmaceuticals, Inc. 2018 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-270382) pertaining to the registration of (i) 1,936,722 Shares issuable under the 2021 Plan and (ii) 387,344 Shares issuable under the ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On December 22, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 14, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any Theseus stockholder who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL) was cancelled and converted into the right to receive (i) $4.05 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 14, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

THESEUS PHARMACEUTICALS, INC.

/s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer